UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2022

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas
New York, New York 10020

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 770-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $2.50 Per Share	AIG	New York Stock Exchange
4.875% Series A-3 Junior Subordinated Debentures	AIG 67EU	New York Stock Exchange
Stock Purchase Rights		New York Stock Exchange
Depositary Shares Each Representing a 1/1,000th Interest in a Share of Series A 5.85% Non-Cumulative Perpetual Preferred Stock	AIG PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 8 – Other Events

Item 8.01. Other Events.

On December 14, 2022, American International Group, Inc. (“AIG”) announced that a wholly-owned subsidiary called AIG Financial Products Corp. (“FP”, also known as Financial Products) filed a voluntary petition to reorganize under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”) and filed a proposed plan of reorganization (the “Plan of Reorganization”). The reorganization will not have a material impact on the consolidated balance sheets of AIG or Corebridge Financial, Inc. or their respective businesses, and concludes AIG’s wind-down of FP, a process that has been ongoing since the 2008 financial crisis (the “Financial Crisis”).

An independent Special Committee of FP’s board of directors determined that the Filing and Plan of Reorganization present the best path forward to conclude the wind-down of FP. Alvarez & Marsal North America, LLC and Latham & Watkins LLP are advisors to FP.

FP, formerly based in Connecticut, has no material operations or businesses and no employees. FP’s subsidiaries are not a party to the Filing and will continue to manage any remaining positions with a very limited number of counterparties.

As disclosed in the Filing, AIG is FP’s largest remaining creditor. In 2008, AIG received emergency loans from the U.S. Federal Reserve to ensure the stability of the financial system (the “2008 Bailout Funds”). AIG then extended a substantial portion of the 2008 Bailout Funds to FP in the form of inter-company loans to satisfy FP’s obligations to counterparties through and following the Financial Crisis. As of January 2013, AIG fully repaid the 2008 Bailout Funds to the U.S. Federal Reserve. From an accounting perspective, although there are still significant amounts due from FP to AIG through inter-company loans, the Filing will have no net impact on AIG’s consolidated financial statements. Additionally, all of AIG’s and FP’s Financial Crisis losses were recognized in AIG’s financial statements in 2008.

Since 2008, FP has been subject to various lawsuits related to the Financial Crisis, with only one such lawsuit still pending in a Connecticut state court (the “Connecticut Litigation”). All other lawsuits have been resolved. The Connecticut Litigation was brought in late 2019 by 46 former Connecticut-based FP executives who are seeking to recover profit-sharing bonuses they allege they are entitled to under legacy deferred compensation plans that pre-date the Financial Crisis. The plaintiffs allege that the profit-sharing bonuses are recoverable despite the fact that FP’s tens of billions of dollars in Financial Crisis losses led to the need for the 2008 Bailout Funds. These Financial Crisis losses eliminated all of the profit-sharing bonus account balances. The claims in the Connecticut Litigation are fundamentally identical to those brought in 2014 in an English trial court by former London-based executives of FP and related FP entities and funded by an affiliate of Therium Capital Management Limited, a litigation finance firm (the “English Litigation”). In 2018, the English trial court found in favor of the plaintiffs; however, in 2020, a unanimous English Court of Appeal, applying Connecticut law, reversed the trial court decision and ruled in favor of FP, holding that the former executives were not entitled to any of the claimed profit-sharing bonus amounts as a matter of law. The Supreme Court of the United Kingdom denied leave to appeal from the Court of Appeal’s decision, making the Court of Appeal’s decision final and binding. FP has contended in the Connecticut Litigation, as it did in the English Litigation, that under the terms of the deferred compensation plans, former FP executives are not entitled to any recoveries because FP never generated profits following its tens of billions of dollars in Financial Crisis losses. Furthermore, the terms of the deferred compensation plans provide that upon a bankruptcy filing by FP, any financial obligation of FP under the deferred compensation plans is subordinate to all other liabilities of FP. Pursuant to the terms of the Plan of Reorganization, the only funds available to the 46 former FP executives to extinguish their claims would be an equal share in a limited pool of $1 million.

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this Current Report on Form 8-K contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding the Plan of Reorganization that was filed by FP. These forward-looking statements are for informational purposes only. AIG cannot predict the timing or ultimate outcome of this matter. Forward-looking statements are based on current expectations of future events; if underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations. Forward-looking statements speak only as of the date the statements were made. AIG assumes no obligation to update the information contained herein unless required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: December 14, 2022	By:	/s/ Prabha Sipi Bhandari
		Name:	Prabha Sipi Bhandari
		Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary